UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2025
SALARIUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36812	46-5087339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2450 Holcombe Blvd. Suite X Houston, TX		77021
(Address of principal executive offices)		(Zip Code)
(713) 913-5608
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SLRX	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01. Entry into Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed by Salarius Pharmaceuticals, Inc. (the “Company”) on January 13, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Decoy Therapeutics MergerSub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Decoy Therapeutics MergerSub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Decoy Therapeutics Inc. (“Decoy”). Pursuant to the Merger Agreement, wholly owned subsidiaries of the Company will merge with Decoy (the “Merger”), with the Decoy business emerging as a wholly owned subsidiary of the Company. The closing of the Merger (the “Closing”) is conditioned upon, among other things, minimum proceeds from offerings of at least $6.0 million (collectively, the “Qualified Financing”) and the continued listing of the Company’s common stock (“Common Stock”) on Nasdaq (as the term is defined below). The Merger Agreement was subsequently amended on March 28, 2025 (“Amendment No. 1”), pursuant to which the parties agreed to eliminate the adjustment based on the relative balance sheet cash available to the Company and Decoy at Closing and to effectively fix the relative ownership percentages of the combined Company, with the Company’s legacy stockholders retaining 14.1% and Decoy’s legacy stockholders retaining 85.9% of the combined Company following the completion of the Merger.

On June 10, 2025, the Company entered into a Second Amendment to the Merger Agreement (“Amendment No. 2”) to address significant changes in market conditions and secure necessary consents from Decoy noteholders for the completion of the transaction.

Since the execution of the original Merger Agreement in January 2025 and following the execution of Amendment No. 1, the Company’s Common Stock price has experienced substantial deterioration, materially affecting the relative valuations underlying the exchange ratio. As a result, the parties have agreed to reduce the Company’s relative valuation from $4.6 million at the time of the original Merger Agreement to $2.31 million. This reduction results in a change in the exchange ratio such that the number of shares of Common Stock underlying the Company’s Series A Preferred Stock to be issued to Decoy stockholders at Closing will be increased by approximately 17 million shares. Accordingly, under Amendment No. 2, the relative ownership percentages of the combined company will result in Company legacy stockholders retaining 7.6% and Decoy’s legacy stockholders retaining 92.4% of the combined company following the completion of the Merger, in each case calculated on a fully-diluted basis, and before taking into account the dilutive effects of the Qualified Financing and any issuance of shares pursuant to such Qualified Financing after June 10, 2025, the date of Amendment No. 2.

In addition, Amendment No. 2 revises the form of Certificate of Designation (the “Certificate of Designation”) for Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) that will be filed upon Closing to include post-closing anti-dilution price protection for holders of Series A Preferred Stock whereby if, following completion of the Qualified Financing and the Merger, the Company conducts any subsequent dilutive financing of at least $2 million at a weighted average effective price per share below the offering price offered to the public in the Qualified Financing, the conversion ratio will be reset to provide additional shares to preferred stockholders in an amount proportional to the dilution caused by such offering, with such protection applying for one year from issuance. The revised Certificate of Designation also provides that the Series A Preferred Stock will not be convertible until the combined company meets the relevant initial listing standards of Nasdaq and contains a provision designed to prevent holders of Series A Preferred Stock from engaging in short sales of the Company’s common stock. As provided in the original Certificate of Designation, the Series A Preferred Stock will also not convert until the Company obtains stockholder approval pursuant to Nasdaq listing rule 5635.

Except as modified by Amendment No. 2, the terms of the Merger Agreement and Amendment No. 1 remain in full force and effect.

The foregoing descriptions of Amendment No. 2 and the Certificate of Designation are not complete and are qualified in their entirety by reference to the full text of Amendment No. 2 and the Certificate of Designation, copies of which are filed as Exhibit 2.1 and Exhibit 2.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

2.1
Amendment No.2 to the Agreement and Plan of Merger, dated as of June 10, 2025, by and among Salarius Pharmaceuticals, Inc., Decoy Therapeutics, Inc., Decoy Therapeutics MergerSub I, Inc. and Decoy Therapeutics MergerSub II, LLC.

2.2	Form of Certificate of Designation of Series A Non-Voting Convertible Preferred Stock.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALARIUS PHARMACEUTICALS, INC.

Date: June 11, 2025	By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum Executive Vice President & Chief Financial Officer